UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 14, 2010

SUMMIT HOTEL PROPERTIES, LLC
(Exact name of registrant as specified in its charter)

South Dakota	000-51955	20-0617340
(State or other jurisdiction	(Commission File Number)	(I.R.S. employer identification no.)
of incorporation or organization)

2701 South Minnesota Avenue, Suite 6, Sioux Falls, South Dakota 57105
(Address of principal executive offices, including zip code)

Registrant’s Telephone Number, Including Area Code: (605) 361-9566

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

First National Bank of Omaha – Credit Pool

On May 14 2010, Summit Hotel Properties, LLC (“Company”) entered into a First Amendment of First Amended and Restated Loan Agreement related to its credit pool line of credit ("Credit Pool") with First National Bank of Omaha. The Credit Pool is for the purpose of providing interim financing for existing, newly acquired and constructed hotels. Each loan from the Credit Pool is classified as either a Pool One loan or a Pool Two loan. Loans from Pool One pay interest only for a maximum of two years. Loans from Pool Two are for a term of five years, and principal and interest payments are based upon a twenty-year amortization schedule. The interest rate for Pool One loans is 90-day LIBOR plus 4.0%, with a floor of 5.50%; the interest rate for Pool Two loans is 90-day LIBOR plus 4.0%, with a floor of 5.25%. The Credit Pool carries a covenant that the Company may not exceed an aggregate of $450 million outstanding debt without the prior approval of the lender. We are further required to maintain a minimum aggregate debt service coverage ratio of 1.50 to 1.00.The First Amendment of First Amended and Restated Loan Agreement eliminates the lender’s obligation to enter into any additional Pool One or Pool Two loans.

Fortress Credit Corp. Loan

On May 17, 2010, the Company and successors to Fortress Credit Corp. (“Fortress”) entered into an Amended and Restated Loan Agreement and related documents extending the maturity date of the Fortress Loan (defined below) through March 5, 2011. In March 2007 the Company entered into a loan with Fortress (the “Fortress Loan”), in the amount of $99.7 million and with an original maturity date of March 5, 2010. Since entering into the original Fortress Loan, Fortress assigned its interest in the Fortress Loan to Drawbridge Special Opportunities Fund LP as administrative agent for Fortress Credit Opportunities I LP, Drawbridge Special Opportunities Fund LP, Eton Park Opportunity Fund, L.P. and Eton Park CLO Management 2. The outstanding principal balance of the Fortress Loan was $85.4 million as of May 17, 2010.

Terms of the Amended and Restated Loan Agreement include the following: the Fortress Loan matures March 5, 2011, with an option for an additional six (6) month extension contingent on meeting certain requirements. Furthermore, the interest rate is 30-day LIBOR plus 8.75%, subject to a LIBOR floor of 2.0%. LIBOR plus 5.75% will be paid current, and the remainder will be accrued until maturity. As a condition of the Fortress Loan extension, the Company agreed that all cash generated by the Company and not required for payment of hotel operational expenses, principal and interest payments on the Company’s loans, capital expenditures, and other expenses related to owning and operating the Company, will be reserved and used to pay down Company debts. The Amended and Restated Loan Agreement also contains: covenants limiting the Company’s ability to sell or refinance assets, incur debt or obtain equity without Fortress’s prior approval; restrictions on distributions to members; and a requirement that the Company maintain a 1.10:1.00 debt service coverage ratio through March 5, 2011, and a 1.15:1.00 debt service coverage ratio after March 5, 2011 through final maturity of the loan. The Company granted first mortgages to Fortress on all unencumbered land and one hotel property located in Fort Myers, Florida, as well as a second mortgage on one encumbered hotel property located in Lithia Springs, Georgia. For additional information concerning the terms and conditions of the Fortress Loan, please see the Amended and Restated Loan Agreement attached as Exhibit 10.2.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 concerning the Company’s direct financial obligations is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1	First Amendment of First Amended and Restated Loan Agreement between Summit Hotel Properties, LLC and First National Bank of Omaha entered into May 14, 2010
10.2
First Amended and Restated Loan Agreement between Summit Hotel Properties, LLC and Drawbridge Special Opportunities Fund LP as administrative agent for Fortress Credit Opportunities I LP, Drawbridge Special Opportunities Fund LP, Eton Park Opportunity Fund, L.P. and Eton Park CLO Management 2 entered into May 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT HOTEL PROPERTIES, LLC

By:	/s/ Kerry W. Boekelheide
	Name:	Kerry W. Boekelheide
	Title:	Chief Executive Officer

Dated:  May 20, 2010